Exhibit 99.1

13700 Reptron Blvd. • Tampa, FL 33626-3046 • 813.854.2000

Contact:	Paul J. Plante
President and Chief Executive Officer
(813) 854-2000

FOR IMMEDIATE RELEASE

REPTRON ELECTRONICS, INC. TO COMMENCE DISTRIBUTION OF NEW SECURITIES

New Common Stock Symbol —”RPRN”

Tampa, Florida, March 19, 2004—Reptron Electronics, Inc. (OTCBB: RPRN), an electronics manufacturing services company, will commence distribution of its new shares of common stock and new bonds on Monday, March 22, 2004. These distributions will be made in accordance with the process defined in the Company’s Plan of Reorganization which became effective on February 3, 2004. The common shares will initially carry the symbol “RPRNV”, with the last letter, “V” being eliminated after the distribution of all new shares has been completed. The Company’s old shares of common stock and old bonds will simultaneously be cancelled. The new shares will be traded on the OTCBB.

Reptron Electronics, Inc. also announced today the resignation of Neil Subin as a director of the Company. Subin announced that he is resigning due to time constraints and other business and personal commitments.

About Reptron

Reptron Electronics, Inc. is a leading electronics manufacturing services company providing engineering services, electronics manufacturing services and display integration services. Reptron Manufacturing Services offers full electronics manufacturing services including complex circuit board assembly, complete supply chain services and manufacturing engineering services to OEMs in a wide variety of industries. Reptron Display and System Integration provides value-added display design engineering and system integration services to OEMs. For more information, please access www.reptron.com.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Certain of the above statements contained in this press release, are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: Completion of bankruptcy proceedings, business conditions and growth in the Company’s industry and in the general economy; competitive factors; risks due to shifts in market demand; risks inherent with predicting revenue and earnings outcomes; uncertainties involved in implementing improvements in the manufacturing process; the ability of the Company to complete and integrate acquisitions; and the risk factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission as well as assumptions regarding the foregoing. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan,” “appears,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

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